UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

JUNIPER NETWORKS, INC.

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Explanatory Note

This Amendment No. 1 to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Juniper Networks, Inc. (the “Company”) with the Securities and Exchange Commission on April 9, 2013 supplements the description of the Company’s executive compensation contained in the Proxy Statement with additional information pertaining to the Company’s 2013 executive compensation program.

Key 2013 Executive Compensation Program Changes

The Company has proactive and ongoing interactions with stockholders in the form of individual and group in-person and telephonic meetings. Summaries of investor engagements and feedback are communicated to the Board of Directors not less than quarterly, and the Compensation Committee receives regular updates from its independent compensation advisor on trends in compensation as well as investor perception of compensation matters generally.

In 2012, to get a better understanding of stockholder perspectives on executive compensation matters, we reached out to a number of the largest holders of the Company’s stock, representing ownership of approximately 34% of our outstanding shares. Our discussions focused on our executive compensation program philosophy and design, as well as our equity reserve management. Specifically, we heard from certain of our stockholders that they would like to see the following:

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A stronger linkage between financial performance (revenue growth and operating margin) and pay outcomes. More importantly, we heard a few stockholders state that they would like to see balance in the emphasis of BOTH measures.

•	Consistent and continued management of our annual equity compensation burn rate at or below our commitment of 2.75% of our common shares outstanding.

•	Elimination of the gross-up provision in our CEO’s change of control agreement.

For 2013, the Compensation Committee approved the following series of changes to our executive compensation program that we believe address the stockholder feedback we received and further strengthen the relationship between pay and performance and the alignment of our executive compensation program with stockholder perspectives.

No Tax Gross-Ups in Change of Control Agreements

Our CEO’s existing change of control agreement, which contained a tax gross-up provision, has been terminated and replaced with a new agreement that contains no tax gross-up provisions. The Company currently has no executive officer contracts providing for an excise tax gross-up following a change of control.

Equity Compensation Burn Rate

We committed to our stockholders that we will manage our annual equity compensation burn rate at or below 2.75% of our common shares outstanding. In 2012, we managed the program to 2.67% usage, and our objective for 2013 is to continue to manage the burn rate at or below 2.75% of our common shares outstanding.

Executive Annual Cash Incentive Compensation

Several changes were made to the 2013 executive annual cash incentive compensation program to more closely align the program with the Company’s performance objectives.

•	The executive annual cash incentive program continues to have two components: financial and strategic.

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For the financial component, we have maintained operating margin and revenue growth as measures. However, the final pay outcome is a function of how the Company performs on operating margin AND revenue growth, as compared to the 2012 design, where the two measures were independent of each other.

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On operating margin alone, NEOs can earn between 50% and 125% of target payout for performance between threshold and maximum performance and no payout for below threshold performance. Under the 2012 design, NEO’s could earn a maximum of 200%.

•	For maximum payout under the financial component (200% of target), both operating margin AND revenue growth achievement must be at the maximum goal level.

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On revenue growth alone (i.e., without meeting the operating margin threshold) no bonus can be earned. This 2013 design change makes the operating margin threshold a gate for earning ANY cash incentive amount under the financial metric measures.

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For the strategic component of the executive annual cash incentive program, we eliminated the broad basket approach to strategic measures which featured approximately 20 measures and have now introduced explicit linkage to seven measures: three tied to product build, three tied to quantitative market share gains based on independent industry analyst publications, and one tied to a quantitative customer satisfaction score which is based on a survey managed and administered by an independent third party.

Long-Term Equity Incentive Compensation

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Our long-term equity incentive grants are determined based on a target value. In 2012, 50% of this target value was delivered via performance share awards. In 2013, we increased the weighting of this component to 60%. The overarching methodology for converting target value to shares is explained on page 42 of our proxy statement.

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We eliminated operating cash flow margin completely, as we felt that the Company had achieved its long-term cash flow objectives and this measure no longer allowed for sufficient stretch performance objectives to be established. We now tie performance share awards to operating income dollars and JCSI (Juniper customer satisfaction survey) results alone.

•	We lowered the maximum potential payout for maximum performance under the performance share awards from 250% of target to 200% of target.